EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 2.3%; EPS Increases 6.8% to $10.00

MEMPHIS, Tenn., Dec. 05, 2017 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.6 billion for its first quarter (12 weeks) ended November 18, 2017, an increase of 4.9% from the first quarter of fiscal 2017 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 2.3% for the quarter.

Net income for the quarter increased 1.0% over the same period last year to $281.0 million, while diluted earnings per share increased 6.8% to $10.00 per share from $9.36 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.8% (versus 52.7% for the same period last year).  Gross margin was effectively flat for the quarter, with higher merchandise margins being offset by higher inventory shrink results (-11 bps).  Operating expenses, as a percentage of sales, were 34.6% (versus 34.1% the same period last year).  Operating expenses, as a percentage of sales, were higher than last year primarily due to hurricane-related expenses incurred during the quarter (-35 bps) and deleverage on occupancy costs (-19 bps).

Under its share repurchase program, AutoZone repurchased 597 thousand shares of its common stock for $353 million during the first quarter, at an average price of $590 per share.  At the end of the first quarter, the Company had $471 million remaining under its current share repurchase authorization.

The Company’s inventory increased 6.3% over the same period last year, driven by new stores and increased product placement.  Inventory per location was $663 thousand versus $647 thousand last year and $644 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $52 thousand versus negative $67 thousand last year and negative $48 thousand last quarter.

“I would like to thank and congratulate our entire organization for delivering solid sales and earnings results this past quarter.  Our business strengthened during the first quarter of our new year with improved same store sales results including an acceleration in our domestic Commercial sales.  This quarter included unprecedented impacts to our operations from natural disasters.  Our AutoZoners, in the affected areas, not only had to work hard to get their personal lives back in order but they also worked tirelessly to reopen our stores very quickly to service our customers who were in need.  The after-effects of these disasters aided our sales by an estimated 50 to 60 bps for the quarter and the total losses from these storms were $9 million resulting in a net negative impact to EPS of approximately $.07.  We were encouraged with the improvement in performance in our first quarter and are pleased with the progress we are making on our various initiatives.  We believe these initiatives will allow us to continue to meet our customers’ needs across all channels.  As we continue to invest capital in our business, we remain committed to our disciplined approach of increasing operating earnings and utilizing our capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 18, 2017, AutoZone opened 16 new stores, relocated one store, and closed one store in the U.S., and opened five new stores in Mexico.  As of November 18, 2017, the Company had 5,480 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 529 stores in Mexico, 26 IMC branches, and 14 stores in Brazil for a total count of 6,049.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories, performance and replacement parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 5, 2017, beginning at 10:00 a.m. (EST) to discuss its first quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 26, 2017, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect adjusted EPS, return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases.  The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements.  Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; access to available and feasible financing; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire and retain qualified employees; construction delays; the compromising of the confidentiality, availability, or integrity of information, including cyber attacks; and raw material costs of our suppliers.  Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 26, 2017, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2018

Condensed Consolidated Statements of Operations
1st Quarter, FY2018
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 18, 2017	November 19, 2016

Net sales	$2,589,131	$2,467,845
Cost of sales	1,223,283	1,166,303
Gross profit	1,365,848	1,301,542
Operating, SG&A expenses	897,094	842,640
Operating profit (EBIT)	468,754	458,902
Interest expense, net	38,889	33,306
Income before taxes	429,865	425,596
Income taxes*	148,862	147,471
Net income	$281,003	$278,125
Net income per share:
Basic	$10.17	$9.61
Diluted	$10.00	$9.36
Weighted average shares outstanding:
Basic	27,638	28,951
Diluted	28,096	29,703

* Fiscal 2018 and 2017 include $2.2M and $3.3M in excess tax benefits from stock option exercises related to the adoption of ASU 2016-09, respectively.

Selected Balance Sheet Information
(in thousands)
	November 18, 2017	November 19, 2016	August 26, 2017

Cash and cash equivalents	$257,677	$195,538	$293,270
Merchandise inventories	4,012,104	3,773,242	3,882,086
Current assets	4,717,192	4,368,686	4,611,255
Property and equipment, net	4,060,951	3,750,511	4,031,018
Total assets	9,397,084	8,742,544	9,259,781
Accounts payable	4,326,737	4,162,316	4,168,940
Current liabilities	5,067,640	4,850,219	4,766,301
Total debt	4,982,984	4,997,446	5,081,238
Stockholders' (deficit)	(1,525,099)	(1,895,225)	(1,428,377)
Working capital	(350,448)	(481,533)	(155,046)

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
		November 18, 2017	November 19, 2016
	Net income	$1,283,747	$1,261,020
Add:	Interest	160,163	145,977
	Taxes	646,011	674,305
	EBIT	2,089,921	2,081,302

Add:	Depreciation and amortization	329,225	302,926
	Rent expense	305,602	283,474
	Share-based expense	39,543	40,956
	EBITDAR	$2,764,291	$2,708,658

	Debt	$4,982,984	$4,997,446
	Capital lease obligations	159,540	150,829
	Add: rent x 6	1,833,612	1,700,844
	Adjusted debt	$6,976,136	$6,849,119

	Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
	(in thousands)
		12 Weeks Ended	12 Weeks Ended
		November 18, 2017	November 19, 2016

	Depreciation and amortization	$77,986	$71,812
Capital spending		110,278	97,917

Cash flow before share repurchases:
	Increase (decrease) in cash and cash equivalents	$(35,593)	$5,804
Add back decrease in debt, excluding deferred financing costs		(99,000)	72,200
	Add back share repurchases	352,572	362,634
	Cash flow before share repurchases and changes in debt	$415,979	$296,238

Other Selected Financial Information
(in thousands, except ROIC)
		November 18, 2017	November 19, 2016

	Cumulative share repurchases ($ since fiscal 1998)	$18,178,870	$17,117,283
	Remaining share repurchase authorization ($)	471,130	782,717

	Cumulative share repurchases (shares since fiscal 1998)	142,888	141,272

	Shares outstanding, end of quarter	27,262	28,662

		Trailing 4 Quarters
		November 18, 2017	November 19, 2016
	Net income	$1,283,747	$1,261,020
	Adjustments:
Interest expense		160,163	145,977
Rent expense		305,602	283,474
	Tax effect*	(154,727)	(149,450)
After-tax return		1,594,785	1,541,021

Average debt**		5,073,275	4,894,916
	Average stockholders' deficit**	(1,678,071)	(1,813,096)
	Add: Rent x 6	1,833,612	1,700,844
	Average capital lease obligations**	152,517	135,540
	Pre-tax invested capital	$5,381,333	$4,918,204

	Return on Invested Capital (ROIC)	29.6%	31.3%

* Effective tax rate over trailing four quarters ended November 18, 2017 is 33.5% and November 19, 2016 is 34.8%.
** All averages are computed based on trailing 5 quarter balances.

Adjusted EPS
		12 Weeks Ended	12 Weeks Ended
		November 18, 2017	November 19, 2016
	Diluted net income per share:	$10.00	$9.36
	Impact of excess tax benefits from option exercises	(0.04)	(0.03)
	Adjusted diluted net income per share	$9.96	$9.33

AutoZone's 1st Quarter Fiscal 2018
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Location Count & Square Footage

12 Weeks Ended	12 Weeks Ended
November 18, 2017	November 19, 2016
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,465	5,297
Stores opened	16	16
Stores closed	1	-
Ending domestic stores	5,480	5,313

Relocated stores	1	2

Stores with commercial programs	4,622	4,425

Square footage (in thousands)	35,813	34,684

AutoZone Mexico stores:
Stores opened	5	5
Total stores in Mexico	529	488

AutoZone Brazil stores:
Stores opened	-	-
Total stores in Brazil	14	8

Total AutoZone stores	6,023	5,809

Square footage (in thousands)	39,822	38,345
Square footage per store	6,612	6,601

IMC branches:
Branches opened	-	-
Branches acquired	-	-
Total IMC branches	26	26

Total locations chainwide	6,049	5,835

Sales Statistics
($ in thousands, except sales per average square foot)
12 Weeks Ended	12 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone stores (Domestic, Mexico and Brazil)	November 18, 2017	November 19, 2016	November 18, 2017	November 19, 2016
Sales per average store	$411	$405	$1,770	$1,781
Sales per average square foot	$62	$61	$268	$270

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$2,510,128	$2,389,561	$10,643,838	$10,346,355
% Increase vs. LY	5.0%	3.7%	2.9%	4.0%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$491,252	$460,607	$2,093,457	$1,979,213
% Increase vs. LY	6.7%	6.3%	5.8%	6.3%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$79,003	$78,284	$366,123	$371,124
% Increase vs. LY	0.9%	(4.2%)	(1.3%)	1.6%

12 Weeks Ended	12 Weeks Ended
November 18, 2017	November 19, 2016
Domestic same store sales	2.3%	1.6%

Inventory Statistics (Total Locations)
as of	as of
November 18, 2017	November 19, 2016
Accounts payable/inventory	107.8%	110.3%

($ in thousands)
Inventory	$4,012,104	$3,773,242
Inventory per location	663	647
Net inventory (net of payables)	(314,633)	(389,074)
Net inventory / per location	(52)	(67)

Trailing 5 Quarters
November 18, 2017	November 19, 2016
Inventory turns	1.3	x	1.4	x